KPMG LLP
Chartered Accountants
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Midway Gold Corp.

We consent to the use of our audit reports dated March 13, 2014 with respect to the consolidated balance sheets of Midway Gold Corp. as at December 31, 2013 and 2012, consolidated statements of operations, comprehensive (income) loss, cash flows, and changes in shareholders' equity (deficit) for each of the years in the three year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in this Amendment No.1 to the registration statement on Form S-3.

KPMG LLP

Chartered Accountants

January 28, 2015
Vancouver, Canada